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 [LETTERHEAD OF CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP]

                                September 29, 1999


Youbet.com, Inc.
1950 Sawtelle Boulevard
Suite 180
Los Angeles, CA 90025

Re: Registration Statement on Form S-3 (File No. 333-85675)

Dear Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (File No. 333-85675), as amended by Amendment No. 1 (the "Registration Statement") filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of 7,834,179 shares of Common Stock (the "Shares"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the registration of the Shares.

     It is our opinion that based upon and in reliance upon completion of the proceedings being taken, the Shares to be sold by the selling stockholders pursuant to the Registration Statement, when sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                             Very truly yours,


                /s/ CHRISTENSEN, MILLER, FINK, JACOBS,
                     GLASER, WEIL & SHAPIRO, LLP